Exhibit 99.1

FOR IMMEDIATE RELEASE

POWER REIT PROVIDES COMPANY UPDATE

More Diversified Organization, FFO Growth and Acquisitions Expected to Fuel Future Growth

Old Bethpage – New York – July 29, 2020 (GLOBE NEWSWIRE) – Power REIT (NYSE AMEX: PW) (“Power REIT or the “Company”) today provided a company update on its financial results for the period ended, June 30, 2020 and acquisition and capital raising activities as well as its organizational structure.

HIGHLIGHTS

●	Significantly grew net income and Core FFO in the second quarter driven by increases in rental income from newly acquired properties.
●	Further progress on future acquisition transactions and sourcing non-dilutive capital sources.
●	Further diversified its Board and Management team by adding Paula Poskon and Susan Hollander.

Financial Results and Financing Activities

Net income available to common stockholders totaled approximately $410,000, for the three months ended June 30, 2020, or $0.21 per share compared with approximately $143,000, or $0.08 for the same period in 2019.

Core Funds From Operations (“Core FFO”) totaled approximately $555,000 for the three months ended June 30, 2020, or $0.29 per diluted share, compared with approximately $256,000, or $0.14 per share for the same period in 2019.

The Company is currently in various stages of negotiations on an active pipeline of acquisition opportunities that management believes could be highly accretive to Core FFO. In addition to its capital on hand, Power REIT is pursuing a variety of non-dilutive capital sources. More details regarding these transactions will be announced in due process.

Commenting on the results and current initiatives, David Lesser, Chief Executive Officer stated, “We are pleased to welcome Ms. Poskon to our Board and formalize the role of Ms. Hollander as Chief Accounting Officer. We continue to execute on the strategic business plan we put into place in the middle of 2019 – focusing on Controlled Environment Agriculture (CEA) real estate investments in the form of greenhouses. Since implementing this strategy, we have acquired 6 CEA properties for the cultivation of medical cannabis as well as the announcement of two expansion projects related to these assets. This activity has favorably impacted Core FFO which has grown from $0.14 in the second quarter of 2019 to $0.29 in the second quarter of 2020 which represents growth of approximately 107%.”

Mr. Lesser concluded, “Second quarter 2020 FFO was in line with the guidance provided in our investor presentation. We are optimistic that we can outperform the guidance for our run-rate FFO guidance going forward. We have a significant acquisition pipeline that is in various stages of negotiations and are working on a capital plan that is intended to create significant shareholder value. This dynamic growth to our Core FFO is a function of the attractive yields we can achieve investing in CEA properties and Power REIT’s relatively small size. We hope to continue this dramatic growth and believe our shares represent a compelling investment opportunity based on the current multiple we trade at combined with the potential for outsized growth.”

Investment Activities

During the first half of 2020, the Company acquired four CEA real estate properties, aggregating approximately 101,000 square feet of green house and support space for the cultivation of medical cannabis. The total capital commitment related to these assets is $10 million. The assets have been acquired with attractive yields whereby Power REIT receives a full return of its investment over the first three years after an initial deferred rent period followed by an ongoing rental stream. The average yield based on straight-line rent for these acquisitions is in excess of 18%.

Concurrent with these acquisitions, Power REIT has entered into “triple-net” leases that require each tenant to pay all property related expenses including maintenance, insurance and taxes. Each lease has a term of 20 years and provides two 5-year renewal options for the tenant with financial guarantees from affiliates of the tenant. The leases require each tenant to maintain a valid medical marijuana license and to operate in accordance with all municipal regulations in the state where they are located.

PorTFOLIO

The current portfolio is comprised of:

●	6 Controlled Environment Agriculture greenhouse facilities aggregating over 131,00 square feet;
●	7 solar farm ground leases totaling 601 acres; and
●	112 miles of railroad property

Power REIT’s Investment Thesis

Power REIT believes agricultural production is ripe for technological transformation and the industry is in the early stages of an agricultural venture capital boom that, among other things, will shift food production for certain crops from traditional outdoor farms to Controlled Environment Agriculture “plant factories.” Since a significant portion of any given CEA enterprise is real estate, the Company has identified a unique opportunity to participate in the upward trend of indoor agriculture.

CEA for Food

CEA for food production is widely adopted in parts of Europe and is becoming an increasingly competitive alternative to traditional farming for a variety of reasons. CEA caters to consumer desires for sustainable and locally grown products. Locally grown indoor produce will have a longer shelf life as the plants are healthier and also travel shorter distances thereby reducing food waste. In addition, a controlled environment produces high-quality pesticide free products that eliminates seasonality and provides highly predictable output that can be used to simplify the supply chain to the grocer’s shelf.

CEA for Cannabis

Power REIT is focused on investing in the cultivation and production side of the cannabis industry through the ownership of real estate. As such it is not directly in the cannabis business and also not even indirectly involved with facilities that sell cannabis directly to consumers. By serving as a landlord, Power REIT believes it can generate attractive risk adjusted returns related to the fast-growing cannabis industry, which is anticipated to offer a safer approach than investing directly in cannabis operating businesses.

Power REIT’s STATEMENT ON Sustainability

Power REIT owns real estate related to infrastructure assets including properties for Controlled Environment Agriculture (CEA Facilities), Renewable Energy and Transportation.

CEA Facilities, such as greenhouses, provide an extremely environmentally friendly solution, which consume approximately 70% less energy than indoor growing operations that do not benefit from “free” sunlight. CEA facilities use 90% less water than field grown plants, and all of Power REIT’s greenhouse properties operate without the use of pesticides and avoid agricultural runoff of fertilizers and pesticides. These facilities cultivate medical Cannabis, which has been recommended to help manage a myriad of medical symptoms, including seizures and spasms, multiple sclerosis, post-traumatic stress disorder, migraines, arthritis, Parkinson’s disease, and Alzheimer’s.

Renewable Energy assets are comprised of land and infrastructure associated with utility scale solar farms. These projects produce power without the use of fossil fuels thereby lowering carbon emissions. The solar farms produce approximately 50,000,000 kWh of electricity annually which is enough to power approximately 4,600 home on a carbon free basis.

Transportation assets are comprised of land associated with a railroad, an environmentally friendly mode of bulk transportation

Board and management announcements

During the first half of 2020, Power REIT enhanced and further diversified its Board and Management team.

On July 28, 2020, the Board approved the appointment of Paula Poskon as a new independent Trustee. Ms. Poskon will serve as a financial expert and provide her 20+ years of real estate and capital markets expertise with a particular focus on real estate investment trusts. Ms. Poskon is the founder of STOV Advisory Services LLC (“STOV”) which offers consulting and advisory services to company executives and investors in the areas of real estate, capital markets, investor relations, and diversity and inclusion. Prior to forming STOV, Ms. Poskon was a Senior Vice President/Senior Real Estate Research Analyst at D.A. Davidson & Co., a full-service investment firm, having been hired to co-lead the launch of its real estate capital markets platform. Prior to that, Ms. Poskon was a Director and Senior Equity Research Analyst in Real Estate at Robert W. Baird & Co., Inc., a wealth management, capital markets, asset management and private equity firm. Prior to that, Ms. Poskon held several positions at Lehman Brothers, a global financial services firm. Ms. Poskon was named No. 3 on The Wall Street Journal’s “Best on the Street” among real estate analysts for 2009 and No. 2 among real estate analysts for stock picking in 2011 by StarMine. She graduated from the Wharton School at the University of Pennsylvania with a Bachelor of Science in Economics with a concentration in Accounting and a Master of Business Administration in Finance with a concentration in Strategic Management. Ms. Poskon is a frequent speaker at real estate industry conferences. Ms. Poskon currently serves as a Trustee of Wheeler Real Estate Investment Trust, Inc., having been elected by shareholders in 2019.

On July 28, 2020, Susan Hollander was appointed to serve as Chief Accounting Officer of Power REIT. Ms. Hollander is responsible for strategic accounting, compliance and financial reporting functions including SEC and statutory filings. Ms. Hollander has been working with our CEO, David Lesser, since 2017 in various capacities across several entities and is increasingly focusing her efforts on Power REIT. Prior to that, Ms. Hollander was Controller at Boston Provident, LP, a long-short, multi asset hedge fund specializing in the financial services industry for over 22 years where she focused primarily on financial reporting, trading operations, fund accounting and performance reporting. Ms. Hollander has more than 30 years of accounting, finance and tax experience, primarily within the financial services/real estate industry. In addition, Ms. Hollander has public company reporting expertise. Ms. Hollander graduated from Binghamton University, State University of New York with a Bachelor of Science in Economics.

About Power REIT

Power REIT is a real estate investment trust that owns real estate related to infrastructure assets including properties for Controlled Environment Agriculture, Renewable Energy and Transportation. Power REIT is actively seeking to expand its real estate portfolio related to Controlled Environment Agriculture for the cultivation of food and cannabis.

Additional Information

Further details regarding Power REIT’s consolidated results of operations and financial condition for all current and previous reporting periods are contained in the Company’s filings with the Securities and Exchange Commission, which can be viewed at the Company’s website at www.pwreit.com under the Investor Relations section, and in EDGAR on the SEC’s website, www.sec.gov.

FORWARD-LOOKING STATEMENTS

This document may contain forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can usually identify forward-looking statements as containing the words “believe,” “expect,” “will,” “anticipate,” “intend,” “estimate,” “would,” “should,” “project,” “plan,” “assume” or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained in this document regarding Power REIT’s future strategy, future operations, projected financial position, estimated future revenues, projected costs, future prospects, the future of Power REIT’s industries and results that might be obtained by pursuing management’s current or future objectives are forward-looking statements. Over time, Power REIT’s actual results, performance, financial condition or achievements may differ from the anticipated results, performance, financial condition or achievements that are expressed or implied in Power REIT’s forward-looking statements, and such differences may be significant and materially adverse to Power REIT and its security holders.

All forward-looking statements reflect Power REIT’s good-faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Power REIT disclaims any obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except to the extent required by law. For a further discussion of factors that could cause Power REIT’s future results or financial condition to differ materially from anything expressed or implied in its forward-looking statements, see the sections entitled “Risk Factors” in Power REIT’s registration statements and quarterly and annual reports as filed by Power REIT from time to time with the Securities and Exchange Commission.

NON-GAAP FINANCIAL MEASURES

This document contains supplemental financial measures that are not calculated pursuant to U.S. generally accepted accounting principles (“GAAP”), including the measure identified by us as Core Funds From Operations Available to Common Shares (“Core FFO”). Management believes that Core FFO is a useful supplemental measure of the Company’s operating performance. Management believes that alternative measures of performance, such as net income computed under GAAP, or Funds From Operations computed in accordance with the definition used by the National Association of Real Estate Investment Trusts (“NAREIT”), include certain financial items that are not indicative of the results provided by the Company’s asset portfolio and inappropriately affect the comparability of the Company’s period-over-period performance. These items include non-recurring expenses, such as those incurred in connection with litigation, one-time upfront acquisition expenses that are not capitalized under ASC-805 and certain non-cash expenses, including non-cash, stock-based compensation expense. Therefore, management uses Core FFO and defines it as net income excluding such items. Management believes that, for the foregoing reasons, these adjustments to net income are appropriate. The Company believes that Core FFO is a useful supplemental measure for the investing community to employ, including when comparing the Company to other REITs that disclose similarly adjusted FFO figures, and when analyzing changes in the Company’s performance over time. Readers are cautioned that other REITs may use different adjustments to their GAAP financial measures than we do, and that as a result the Company’s Core FFO may not be comparable to the FFO measures used by other REITs or to other non-GAAP or GAAP financial measures used by REITs or other companies.

Investor Contacts:

212.750.0371

ir@pwreit.com

Website | www.pwreit.com